EXHIBIT 99.1

For Immediate Release	Contact:
February 10, 2004	Karen Wilson, CFO (650) 624-4164 kwilson@virologic.com

VIROLOGIC ANNOUNCES FOURTH QUARTER AND FULL YEAR
2003 FINANCIAL RESULTS

- Company reports 32% annual revenue growth and improved gross margin -

SOUTH SAN FRANCISCO, Calif., February 10, 2004 — ViroLogic, Inc. (NASDAQ: VLGC) today announced financial results for the fourth quarter and year ended December 31, 2003. Revenue for the fourth quarter of 2003 was $9.3 million, an increase of 34 percent over revenue for the same period of 2002. Revenue for the full year ended December 31, 2003 was $33.4 million compared to $25.3 million for 2002, an increase of 32 percent. Year-over-year revenue from patient testing products increased by 28 percent and pharmaceutical drug development revenue grew by 36 percent compared to 2002.

“We achieved the revenue goals we set for 2003 and significantly improved our operating efficiency and gross margin, which has positioned the Company to generate cash from operations in 2004,” said Bill Young, CEO and Chairman of ViroLogic. “ViroLogic remains the partner of choice for resistance testing and continues to lead the way in the field of personalized medicine focused on infectious diseases, such as HIV.”

Gross margin for the fourth quarter ended December 31, 2003 was 52 percent compared to 43 percent for the same period of 2002. Gross margin improvement in the fourth quarter was the result of improved efficiencies in laboratory operations as well as an increased contribution from pharmaceutical drug development revenue. Operating expenses for the fourth quarter of 2003 were $9.7 million, compared to $11.5 million for the fourth quarter of 2002.

In the fourth quarter of 2003, the Company completed an automation project that is expected to increase laboratory capacity by approximately 30 percent without additional labor or other costs. The combination of implementing this new automation with an increase in volume delayed the processing of customer samples, resulting in a temporary backlog of approximately $0.5 million at

December 31, 2003. These samples were completed and corresponding revenue recorded in the first quarter of 2004.

Net loss for the fourth quarter of 2003 was $0.4 million, or $0.01 per share compared to a net loss of $4.6 million, or $0.17 per share, for the same period in 2002.

In the fourth quarter of 2003, the Company recorded a preferred stock dividend of $0.2 million, resulting in a net loss applicable to common stockholders of $0.01 per share. During the fourth quarter of 2002, the Company recorded a non-cash deemed dividend to preferred stockholders of $7.7 million related to the issuance of Series C Convertible Preferred Stock, and recorded a preferred stock dividend of $0.3 million, resulting in a net loss applicable to common stockholders of $0.48 per share.

In the fourth quarter of 2003, the Company exercised its option to convert the outstanding Series C Convertible Preferred Stock to common stock, which was possible because the Company’s common stock price exceeded $2.42 for 20 consecutive trading days. There were 52.6 million shares of outstanding common stock at December 31, 2003.

The Company had $10.2 million of cash, restricted cash and short-term investments as of December 31, 2003.

Full-Year 2003 Financial Results

Gross margin for the year ended December 31, 2003 was 48 percent, compared to 41 percent for 2002. Operating costs and expenses for 2003 were $39.0 million, compared to $47.3 million for 2002, a decrease of 17 percent. This decrease primarily reflects reductions in compensation and other expenses resulting from the Company’s business restructuring and workforce reduction in November 2002. Net loss for the year was $5.5 million, or $0.16 per share, compared to a net loss of $21.8 million, or $0.90 per share for 2002.

During 2003, the Company recorded a non-cash deemed dividend to preferred stockholders of $2.2 million resulting from a warrant exchange approved by the Company’s stockholders on February 4, 2003 relating to the sale of Series C Convertible Preferred Stock, and recorded a preferred stock dividend of $1.6 million, resulting in a net loss applicable to common stockholders of $0.27 per common share. In 2002, the Company recorded a non-cash deemed dividend to preferred stockholders of $10.6 million from the issuance of the Series B and Series C Convertible Preferred Stock, and recorded a preferred stock dividend of $1.0 million, resulting in a net loss applicable to common stockholders of $1.38 per common share.

Recent Highlights

•	The New Jersey Medicaid Program initiated a benefit coverage policy for phenotypic and genotypic HIV drug resistance testing bringing the total number of Medicaid programs now providing reimbursement for the Company’s HIV drug resistance assays to 48 States as well as the District of Columbia;

•	ViroLogic scientists and collaborators presented data on development of the Company’s novel Hepatitis C virus (HCV) drug susceptibility assay at the 5th biennial HepDART meeting “Frontiers in Drug Development for Viral Hepatitis” held in Hawaii, in December; and

•	Fifteen presentations related to ViroLogic’s drug resistance tests, including those characterizing replication capacity and phenotypic and genotypic resistance to anti-HIV drugs will be made at the 11th Conference on Retroviruses and Opportunistic Infections taking place February 8-11, 2004, at the Moscone West conference center in San Francisco.

2004 Business Outlook

ViroLogic estimates 2004 revenues of between $42 and $47 million based on the anticipated continued acceptance of the Company’s products for patient testing and projected increasing demand from drug development partners. The Company expects the composition of product revenue to be approximately two-thirds from patient testing and one-third from pharmaceutical drug development. The Company anticipates quarterly differences in the revenue growth rate relating to the timing of various clinical studies and seasonal effects observed in patient testing, which in keeping with the historical trend we expect to be most noticeable in the first quarter.

The Company anticipates gross margin to improve to approximately 58 percent by the fourth quarter of 2004. ViroLogic expects to generate cash from operations based on achieving a quarterly revenue run rate of $10 to $11 million in combination with continued cost management measures.

“We will continue to drive our patient testing business through new product and customer service enhancements, increasing our sales force and improving distribution and access to ViroLogic’s broad portfolio of resistance assays,” added Mr. Young. “We are also enthusiastic about our opportunities on the drug development side of the business, with numerous clinical trials of novel HIV medicines expected in the coming year. To keep pace with anticipated higher testing volume brought on by increasing demand and use of our products and services, we plan to continue to implement new automation in our laboratory designed to further improve gross margin and throughput in the future.”

Conference Call Details

ViroLogic will hold a conference call today, at 5:00 p.m. EST. To participate in the teleconference please call 800/901-5213 fifteen minutes before the conference begins and ask to be connected to the ViroLogic teleconference. International callers please dial 617/786-2962. The call will also be webcast live at www.ViroLogic.com. Please see web site for details.

About ViroLogic

ViroLogic is a biotechnology company advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious viral diseases such as AIDS and hepatitis. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved antiviral therapeutics and vaccines targeted at emerging drug-resistant viruses. More information about the Company and its technology can be found on its web site at www.ViroLogic.com.

Certain statements in this press release are forward-looking, including statements relating to cash flow from operating activities in 2004, increased laboratory capacity without additional labor or other costs, overall revenue growth, growth in and expected mix of sales of patient testing and pharmaceutical drug development products, ongoing benefits from cost reduction measures, improvements in gross margin, and other expectations regarding 2004 operating results. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Company’s products for patient testing may not continue to be accepted or that increased demand from drug development partners may not develop as anticipated, the risk that gross margins may not increase as expected, the risk that ViroLogic may not continue to realize anticipated benefits from its cost-cutting measures, the timing of pharmaceutical company clinical trials, whether payors will authorize reimbursement for its products, whether the FDA or any other agency will decide to regulate ViroLogic’s products or services, whether the Company will encounter problems or delays in automating its processes, whether ViroLogic successfully introduces new products, whether others introduce competitive products, whether intellectual property underlying the Company’s PhenoSense technology is adequate, whether licenses to third party technology will be available, whether ViroLogic is able to build brand loyalty and expand revenues, and whether ViroLogic will be able to raise sufficient capital when required. For a discussion of other factors that may cause ViroLogic’s actual events to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.

SELECTED FINANCIAL DATA
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,

	2003	2002	2003	2002

	(Unaudited)		(Unaudited)
Statement of Operations Data:
Product revenue	$8,815	$6,935	$31,911	$24,530
Contract revenue (a)	518	34	1,468	731

Total revenue	$9,333	$6,969	$33,379	$25,261
Operating costs and expenses:
Cost of product revenue	4,223	3,940	16,713	14,589
Research and development	1,208	2,120	4,733	10,406
General and administrative	2,302	2,889	9,256	10,550
Sales and marketing	2,005	2,535	8,306	11,716

Total operating costs and expenses	9,738	11,484	39,008	47,261

Operating loss	(405)	(4,515)	(5,629)	(22,000)
Interest income	21	55	106	307
Interest expense	(21)	(177)	(141)	(423)
Other income	—	52	156	347

Net loss	(405)	(4,585)	(5,508)	(21,769)
Deemed dividend to preferred stockholders	—	(7,691)	(2,155)	(10,551)
Preferred stock dividend	(224)	(262)	(1,610)	(977)

Net loss applicable to common stockholders	$(629)	$(12,538)	$(9,273)	$(33,297)

Basic and diluted amounts per common share:
Net loss	$(0.01)	$(0.17)	$(0.16)	$(0.90)
Dividends to preferred stockholders	—	(0.31)	(0.11)	(0.48)

Net loss applicable to common stockholders	$(0.01)	$(0.48)	$(0.27)	$(1.38)

Weighted average shares used in computing basic and diluted net loss per common share	45,235	26,259	34,445	24,157

	December 31,	December 31,
	2003	2002(b)

	(Unaudited)
Balance Sheet Data
Cash, cash equivalents and short-term investments	$9,430	$11,145
Accounts receivable, net	6,165	4,924
Working capital	13,038	(239)
Restricted cash	776	707
Total assets	28,378	30,486
Long term obligations, less current portion	87	419
Redeemable convertible preferred stock	1,994 (c)	4,249
Total stockholders’ equity	$20,587 (d)	$7,014

(a)	Contract revenue consists of NIH grants, commercial development and other revenue. The costs associated with contract revenue are included in research and development expenses.

(b)	The balance sheet data is derived from audited financial statements for the year ended December 31, 2002, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(c)	There are 274 shares of Series A Redeemable Convertible Preferred Stock issued and outstanding at December 31, 2003, which are convertible into approximately 2.5 million shares of common stock.

(d)	There are 52.6 million shares of common stock issued and outstanding at December 31, 2003. During 2003, all outstanding shares of Series C Convertible Preferred Stock were converted into common stock.